UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 1, 2016

CELLDEX THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-15006	13-3191702
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

Perryville III Building, 53 Frontage Road, Suite 220,
Hampton, New Jersey	08827
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 200-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On November 1, 2016, Celldex Therapeutics, Inc., a Delaware corporation (“Celldex”), announced that it entered into an Agreement and Plan of Merger dated as of November 1, 2016 (the “Merger Agreement”) by and among Celldex, Kolltan Pharmaceuticals, Inc., a Delaware corporation (“Kolltan”), Connemara Merger Sub 1 Inc. a Delaware corporation and a wholly-owned subsidiary of Celldex (“Merger Sub 1”) and Connemara Merger Sub 2 LLC., a Delaware limited liability company and a wholly-owned subsidiary of Celldex (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subsidiaries”), pursuant to which Celldex will acquire Kolltan.   Kolltan is a privately-held, clinical-stage biopharmaceutical company focused on the discovery and development of novel antibody-based drugs targeting receptor tyrosine kinases, or RTKs, for the treatment of cancer and other diseases with significant unmet need.  Upon consummation of the transactions contemplated by the Merger Agreement, Kolltan will become a wholly-owned subsidiary of Celldex.

Under the terms of the Merger Agreement, in connection with the closing of the transactions contemplated by the Merger Agreement, Kolltan’s investors will receive an aggregate of 19,218,942 shares of Celldex’s common stock, or cash in certain cases, with a value of $62.5 million based on the average closing price of Celldex’s stock for the five trading day period ending on October 28, 2016, the third calendar day prior to the date of the Merger Agreement. The closing consideration is subject to adjustment as provided in the Merger Agreement, including to the extent that Kolltan’s estimated closing cash is less than (-$4,500,000).  The Merger Agreement further provides that the number of shares that can be issued at the closing can be increased or decreased by no more than 5% in either direction based on the comparable average closing prices over the five trading days prior to the closing date. In addition, at closing, certain officers of Kolltan will receive an aggregate of approximately 461,000 shares of Celldex’s common stock in lieu of cash severance obligations owed to them by Kolltan.  The Merger Agreement further provides that in no event will the shares issuable by Celldex at closing exceed 19.9% of the outstanding shares of Celldex’s common stock as of the date of the Merger Agreement.  In addition, in the event that certain specified preclinical and clinical development milestones related to Kolltan’s development programs and/or Celldex’s development programs and certain commercial milestones related to Kolltan’s product candidates are achieved, Celldex will be required to pay Kolltan’s stockholders milestone payments of up to $172.5 million, which milestone payments may be made, at Celldex’s sole election, in cash, in shares of Celldex’s common stock or a combination of both, subject to NASDAQ listing requirements and provisions of the Merger Agreement.  Shares of Celldex common stock issued in connection with a milestone payment, if any, will be valued based on the average closing price per share of Celldex common stock for the five trading day period ending three calendar days prior to the achievement of such milestone.

Pursuant to the terms of the Merger Agreement, Kolltan is not permitted to solicit other proposals and may not share information or have discussions regarding alternative proposals, except in certain circumstances. Kolltan may terminate the Merger Agreement under certain circumstances, including if its board of directors determines in good faith that it has received a Superior Proposal (as defined in the Merger Agreement) and otherwise complies with certain terms of the Merger Agreement. In connection with such termination, Kolltan must pay to Celldex a termination fee of $1,625,000. Either party may terminate the Merger Agreement in certain other limited circumstances set forth in the Merger Agreement, without the payment of a termination fee, including termination by Celldex if estimated closing cash is less than a specified threshold.

Each of Kolltan and Celldex has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants, including covenants regarding the operation of the

Kolltan’s business prior to the closing. The closing is subject to customary closing conditions, including that 60% of Kolltan’s stockholders have approved the Merger Agreement.

Furthermore, under the terms of the Merger Agreement, Celldex agreed to file with the Securities Exchange Commission, a registration statement covering the resale of the shares of Celldex common stock issued at closing.  Celldex also agreed, if any shares are issued as part of a milestone payment to file registration statements covering the resale of such shares of Celldex common stock, if any.

Concurrent with the execution and delivery of the Merger Agreement, certain Kolltan stockholders have entered into support agreements requiring such stockholders to vote in favor and approve the Mergers.  As of November 1, 2016, approximately 38% of the outstanding capital stock of Kolltan are covered by support agreements. The support agreements terminate in the event that the Merger Agreement is terminated.

In connection with the Merger Agreement, subject to compliance with Celldex’s normal board member nominating procedures and applicable law, Celldex’s board of directors will nominate one person designated by Kolltan to become a director of Celldex, and will use commercially reasonable efforts to nominate that person for re-election at Celldex’s next annual meeting of stockholders.  Celldex also agreed to use commercially reasonable efforts to obtain, at the next annual meeting of stockholders, any consent of Celldex shareholders required to permit the issuance of sufficient Celldex common stock to satisfy future milestone payments, if Celldex so desired or is required to make such payments in common stock pursuant to the Merger Agreement in order to satisfy certain requirements necessary for the transaction to result in tax-deferred treatment for Kolltan’s stockholders.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Cautionary Statements

The Merger Agreement has been included to provide investors with information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described above, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties.

The Merger Agreement contains representations and warranties made by the parties to each other regarding certain matters. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties. Moreover, certain representations and warranties may not be complete or accurate as of a particular date because they are subject to a contractual standard of materiality that is different from those generally applicable to stockholders and/or were used for the purpose of allocating risk among the parties rather than establishing certain matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 3.02 Unregistered Sales of Equity Securities.

The shares of Celldex common stock issuable pursuant to the Merger Agreement will be issued in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as

amended (the “Securities Act”), or Regulation D thereunder, as a transaction by an issuer not involving a public offering.

The issuance of any additional shares of Celldex common stock in connection with the achievement of the preclinical and clinical development and commercial milestones described above, are expected to be issued in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act, or Regulation D thereunder.

The information contained in Item 1.01 of this Report is incorporated into this Item 3.02 by reference.

Item 8.01    Other Events

On November 1, 2016, Celldex issued a press release announcing the execution of the Merger Agreement.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

2.1*	Agreement and Plan of Merger, dated as of November 1, 2016, by and among Kolltan Pharmaceuticals, Inc., Celldex Therapeutics, Inc., Connemara Merger Sub 1 Inc. and Connemara Merger Sub 2 LLC.
99.1	Press Release dated November 1, 2016

* The schedules and exhibits to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K under the Securities Act of 1933, as amended. Celldex agrees to furnish as a supplement a copy of any omitted schedules or exhibits to the Agreement and Plan of Merger to the Securities and Exchange Commission upon request, provided that Celldex may request confidential treatment for any schedule or exhibit so furnished.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLDEX THERAPEUTICS, INC.

By:	/s/ Avery W. Catlin
	Name:	Avery W. Catlin
	Title:	Senior Vice President / Chief Financial Officer

Dated: November 1, 2016